Exhibit 99.2

tw telecom Announces Accelerated Market Expansion

Extends Powerful Metro and Regional Fiber Network Across U.S. with
5 New Markets and Expansion of more than a Third of Existing Markets

Leverages Proven Business Model to Quickly Access Additional Targeted Market Opportunities to Serve Enterprise, Data Center and Cloud Demand

LITTLETON, Colo. – November 6, 2013 – tw telecom inc. (NASDAQ: TWTC), a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions to enterprises across the U.S. and to their global locations, today announced a multi-market expansion that increases its addressable market by expanding its metro fiber footprint approximately 17%. As part of the expansion, in 2014 the Company expects to enter into five new high-demand markets and accelerate the density of its metro-fiber footprint in 27 existing markets.

“Our multi-market expansion will leverage our proven investment model, national network, Ethernet leadership and our powerful and scalable integrated nationwide platform to rapidly rollout products and services across our expanding footprint,” said Larissa Herda, tw telecom’s Chairman, CEO and President.

The Company expects to leverage this market expansion to further deploy its industry-leading portfolio of data and Internet services to more enterprises, including its innovative Ethernet and Intelligent Network services.

In addition to its metro market expansion, the Company is also increasing its regional fiber footprint, which provides greater capacity, increased network control and cost effective connectivity.

“Expanding our fiber infrastructure will allow us to build on our nationwide network by increasing our addressable market, extending our regional connectivity, and strengthening key corridors of commerce for our existing operations,” said John Blount, tw telecom’s Chief Operating Officer. “By accelerating the expansion of our existing markets using our established operational teams and infrastructure, as well as entering new cities where our customers already have networking needs, this expansion gives us quick access to current demand and an accelerated path to greater revenue opportunities.”

Customer Benefits & Market Expansion

The Company will further extend its innovative capabilities and services to more customer locations to further support its enterprise, data center and cloud connectivity with five new markets, including:

Northeast & Atlantic	Midwest	Northwest & Pacific
Boston	Cleveland	Salt Lake City
Philadelphia
Richmond

The Company will also increase its market reach and network density in more than a third of its existing markets, including:

Northeast & Atlantic	Midwest	Southwest & South Central	Northwest & Pacific
Northern NJ	Minneapolis/St. Paul	Tucson	Seattle
Baltimore	Chicago	Phoenix	Spokane
Washington DC	Indianapolis	Las Vegas	Portland/Vancouver
Atlanta	Memphis	Albuquerque	Boise
NYC Greater Metro Area	Louisville	Denver	San Francisco/San Jose
	Nashville	Colorado Springs	Oakland
		Houston	Los Angeles
Orange County
San Diego

Financial Overview

“We have a rigorous bar against which we judge all capital allocation opportunities and believe this accelerated market expansion provides significant benefits to the Company,” said Mark Peters, tw telecom’s Executive Vice President and Chief Financial Officer. “Because of our ongoing cash flow generation and strong liquidity, we have the ability with our capital allocation plan to invest in growth initiatives such as this, continue to invest in success-based capital and other investments, and execute our recently announced $500 million share repurchase program, as we continue to maintain our balance sheet flexibility.”

The Company entered into several agreements for metro and regional fiber that it expects to recognize as a capital lease obligation of approximately $120 million in the fourth quarter of 2013, which will be paid over the initial 20-year lease term.

The Company expects to invest approximately $50 million of related capital expenditures in 2014 to rapidly integrate and connect this expansion into its national network and operational infrastructure. In 2014, the Company intends to expand its sales force, including sales and support employees as well as additional operations personnel to support this project, which it expects will temporarily pressure margins. The Company anticipates that this initiative will produce incremental sales contribution in 2014 and generate positive incremental Modified EBITDA(1) in 2015.

Investor Relations:                    Media Relations:
Carole Curtin 303 542-4441                Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com            bob.meldrum@twtelecom.com

(1) Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other income and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense. The Company defines Modified EBITDA margin as M-EBITDA divided by total revenue.

Forward Looking Statements

The statements in this press release and related conference call concerning the outlook for 2013 and beyond, including statements regarding market expansion, sales and Modified EBITDA contribution, product and platform plans, growth prospects, sales force expansion, market opportunities, sales growth, cash flow, growth initiatives, sales force, Modified EBITDA, customer opportunities, network capabilities, revenue growth, margins, future cash balances, future share repurchases and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risk that the Company may not realize the anticipated benefits of the planned expansion, the risk that the fiber lessor may not be able to deliver all fiber contracted for, delays in connecting fiber to the Company’s network and the risks disclosed in the Company's SEC filings, especially the section entitled "Risk Factors" in its 2012 Annual Report on Form 10-K and in the Risk Factors and elsewhere in its quarterly reports on Form 10-Q for 2013, including for the quarter ended September 30, 2013 to be filed shortly hereafter. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom
tw telecom, headquartered in Littleton, Colo., is a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions for enterprises throughout the U.S. and globally. tw telecom also delivers secure, scalable private connections for transport data networking, Internet access, voice, VPN, VoIP and security to large organizations and communications services companies. Employing a resilient fiber network infrastructure, robust product portfolio and its own Intelligent Network capabilities, tw telecom delivers customers overall economic value, an industry-leading quality service experience, and improved business productivity. Please visit www.twtelecom.com for more information.

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